EXHIBIT 2.01

                    ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into on the 4th day of September, 1997 by and between D & E HOLDINGS, L.P., a Pennsylvania limited partnership ("Assignor"), and TELESPECTRUM, INC., a Kansas corporation ("Assignee").

         WHEREAS, Assignor owns a fifty percent (50%) interest (the "Interest") in Lancaster Area Cellular Enterprises (the "Venture"), a joint venture operating as a general partnership organized under the laws of the Commonwealth of Pennsylvania, pursuant to that Joint Venture Agreement (the "Joint Venture Agreement") dated October 12, 1984 by and between Assignor, as successor in interest to Denver and Ephrata Telephone and Telegraph Company ("D&E"), The Conestoga Telephone and Telegraph Company ("Conestoga"), and Assignee, as successor in interest to 360(degree) Communications Company ("360(degree)), which itself was a successor in interest to Enterprise Telephone Company; and

         WHEREAS, pursuant to that certain letter dated May 29, 1997 (the "Letter of Intent"), D&E and 360(degree) entered into a non-binding letter of intent regarding the purchase and sale of the Interest; and

         WHEREAS, Assignor desires to sell and Assignee desires to purchase the Interest; and

         WHEREAS, Assignee also desires to purchase Conestoga's ten percent (10%) interest in the Venture (the "Conestoga Interest"), and Conestoga desires to sell the Conestoga Interest (the "Conestoga Purchase"), with the Conestoga Purchase to occur immediately following the purchase of the Interest pursuant to a separate agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. Assignment and Assumption.

         On the Closing Date (as herein defined), and subject to the terms and conditions set forth herein, Assignor agrees to convey, transfer and assign all of Assignor's right, title and interest in the Interest, including, without limitation, all right, title and interest to the profits, losses, distributions and Assignor's capital account established under the Joint Venture Agreement (except to the extent subject to Section 2(b) hereof) to the extent such profits, losses, distributions and account relate to the Interest, to Assignee. On the Closing Date, and subject to the terms and conditions set forth herein, Assignee shall assume, and become liable with respect to, all of the rights, obligations and liabilities of Assignor that are attributable to the Interest under and pursuant to the Joint Venture Agreement (except to the extent subject to Section 2(b) hereof).

         2. Purchase Price.


         (a) In addition to other consideration provided in this Agreement, on the Closing Date, Assignee shall pay to Assignor an amount (the "Purchase Price") equal to Thirteen Million Eight Hundred Ninety-Seven Thousand Two Hundred Eighty-One Dollars ($13,897,281), subject to adjustment as set forth in
Section 2(b) hereof, payable by wire transfer in immediately available funds to an account of Assignor designated at least two business days prior to the Closing Date (as herein defined).


         (b) The Purchase Price payable pursuant to Section 2(a) hereof shall be
(i) reduced dollar for dollar by the aggregate amount of all distributions, if any, that Assignor receives, or is entitled to receive, but only to the extent in fact actually received by Assignor, from the Joint Venture in respect of the Interest pursuant to the Joint Venture Agreement during the period commencing on May 29, 1997 and ending on the Closing Date and (ii) increased dollar for dollar by the aggregate amount of all capital contributions, if any, that Assignor makes to the Joint Venture in respect of the Interest pursuant to the Joint Venture Agreement during the same period.

         3. Closing.

         Subject to the satisfaction of the conditions specified in Section 10, closing of the purchase and sale of the Interest shall occur as soon as practicable following the execution and delivery of this Agreement at a date, time and place (the "Closing Date") mutually agreed to by the parties; provided, however, that the Closing Date shall occur no later than September 30, 1997 unless otherwise mutually agreed. In the event the closing does not occur by the date set forth in the immediately preceding sentence, either Assignor or Assignee may immediately terminate this Agreement by delivering written notice to the other party, unless failure to close is attributable to breach of this Agreement by the party seeking to terminate this Agreement. At closing, Assignor and Assignee shall deliver an assignment and assumption substantially in the form attached hereto as Exhibit A duly executed by 360(degree), Assignor and Assignee (the "Assignment") and Assignee shall deliver the Purchase Price.

         4. Representations and Warranties of Assignor.

         (a) Existence and Power, Etc. Assignor is a limited partnership duly formed and validly existing and under the laws of the Commonwealth of Pennsylvania, and has all requisite power and authority to carry on its business as now conducted by it.

         (b) Authorization. The execution and delivery of this Agreement and the Assignment by Assignor and the performance by Assignor and the consummation by Assignor of the transactions contemplated hereby and thereby are within Assignor's powers and have been duly authorized by all necessary action on the part of Assignor. This Agreement constitutes, and the Assignment when executed and delivered by Assignor will constitute, a valid and binding agreement of Assignor enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) Consents and Approvals; No Violation. Other than the notice described in Section 12(a) hereof required pursuant to Section 7.2 of the Joint Venture Agreement and the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), contemplated by Section 6(a) hereof, no notice to or filing with, and no permit, authorization, consent or approval of, any person, or any public body, commission, bureau or authority, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), is necessary for the consummation by Assignor of the transactions contemplated by this Agreement and the Assignment. Neither the execution and delivery of this Agreement and the Assignment by Assignor, nor the consummation by Assignor of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the limited partnership agreement or certificate of limited partnership of Assignor; (ii) result in a default (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Assignor is a party or by which Assignor may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Assignor, except in the case of clause (ii) or (iii) above for violations, breaches or defaults which will not in the aggregate have a material adverse effect on Assignor.


         (d) Title. Assignor is the record and beneficial owner of the Interest and has not pledged or hypothecated the Interest. The execution and delivery at closing of the Assignment will vest good and marketable title in the Interest in Assignee, free and clear of all liens, claims, security interests, charging orders or encumbrances of any nature whatsoever (other than under the Joint Venture Agreement). Except for this Agreement, the Letter of Intent and the Joint Venture Agreement, Assignor has not entered into any contract or granted any warrant, option, or similar right for the sale of the Interest, or any portion thereof, or interest therein. Except for the Joint Venture Agreement, there are no contracts, agreements, understandings, or obligations related to the exercise of any voting, consent or approval rights with respect to the Interest.


         (e) Litigation. Except for the Notice of Beginning of Administrative Proceedings received by Assignee from the Internal Revenue Service in connection with Susquehanna Cellular Communications Limited Partnership, there is no pending, or to Assignor's knowledge, threatened lawsuit or governmental proceeding against Assignor on behalf of, or with respect to, the Interest, or as a joint venturer in the Venture. There is no outstanding order, injunction, judgment, or decree of any court or government agency against Assignor on behalf of, or with respect to, the Interest, or as a joint venturer in the Venture.

         (f) Finders and Brokers. Assignor is not a party to, or in any way obligated under any contract or agreement, nor is there any outstanding claim against Assignor for the payment of any broker's, finder's, or agent's fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement and the Assignment.

         5. Representations and Warranties of Assignee.

         (a) Corporate Existence and Power, Etc. Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to carry on its business as now conducted by it.

         (b) Corporate Authorization. The execution and delivery of this Agreement and the Assignment by Assignee and the performance by Assignee and the consummation by Assignee of the transactions contemplated hereby and thereby are within Assignee's corporate powers and have been duly authorized by all necessary corporate action on the part of Assignee. This Agreement constitutes, and the Assignment when executed and delivered by Assignee will constitute, a valid and binding agreement of Assignee enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) Consents and Approvals; No Violation. Other than the notice described in Section 12(a) hereof required pursuant to Section 7.2 of the Joint Venture Agreement and the filing under the HSR Act contemplated by Section 6(a) hereof, no notice to or filing with, and no permit, authorization, consent or approval of, any person or any Governmental Entity is necessary for the consummation by Assignee of the transactions contemplated by this Agreement and the Assignment. Neither the execution and delivery of this Agreement and the Assignment by Assignee, nor the consummation by Assignee of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Assignee; (ii) result in a default (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Assignee is a party or by which Assignee may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Assignee, except in the case of clause (ii) or (iii) above for violations, breaches or defaults which will not in the aggregate have a material adverse effect on Assignee.

         (d) Securities Act. Assignee is an accredited investor within the meaning of Rule 501 of the Securities and Exchange Commission under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the "Securities Act"), has the financial ability to bear the economic risk of the investment, can afford to sustain a complete loss of such investment, and has no need for liquidity in the investment. Assignee is acquiring the Interest for investment for its own account and not with a view to the sale or distribution thereof and not on behalf of or for the benefit of others and has not granted any other person any right or option or any participation or beneficial interest in the Interest. Assignee acknowledges that the Interest (i) has not been registered under the Securities Act or any applicable state securities laws, (ii) is being offered and sold in reliance upon exemptions contained in the Securities Act and applicable state securities laws, and (iii) may not be sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or in a transaction exempt from registration thereunder and acknowledges that it understands the meaning and effect of such restriction.

         6. Hart-Scott-Rodino and Other Consents.

         (a) Hart-Scott-Rodino. As promptly as practicable, Assignee shall prepare and file, at its sole cost and expense, any required notification and report form under the HSR Act in connection with the transactions contemplated by this Agreement and the Assignment. Assignor agrees to use its commercially reasonable efforts to cooperate with Assignee in the preparation of such filing and Assignee and Assignor shall request early termination of the waiting period under the HSR Act in connection therewith. Assignor and Assignee shall use its commercially reasonable efforts to respond with reasonable diligence to any request for additional information made in response to such filing. Assignee shall pay any filing fee for the notification and report form required under the HSR Act.

         (b) Other Consents. Assignor hereby consents to Assignee's admission to the Venture as a joint venturer. Assignor and Assignee agree to use commercially reasonable efforts to obtain as soon as reasonably practicable all other consents, make any and all other filings and notifications and to do any and all other acts to consummate the transactions contemplated by this Agreement and the Assignment and to cooperate with each other to accomplish the same.

         7. Survival.

         All representations and warranties contained in this Agreement shall survive any investigation and the closing until the second anniversary of the Closing Date or earlier termination of this Agreement. If a party elects to waive the requirements of Section 10 with respect to any representation or warranty by the other party and proceed with the closing of this Agreement, no claim, demand or other right for the breach of the same shall be available to such party.

         8. Entire Agreement.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, or condition not set forth herein has been made or relied upon by either party hereto. Specifically, but not by way of limitation, Assignor makes no representations or warranties of any kind, other than as set forth in Section 4 hereof, as to the Interest, the Joint Venture, the other joint venturers or the business, operation, condition, or prospects of the Joint Venture or the other joint venturers.

         9. Publicity.

         Except as otherwise required by law or the rules of any national securities exchange, neither Assignor nor Assignee shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement and the Assignment without the express written prior approval of the other party hereto.

         10. Conditions to Closing.

         (a) The obligations of Assignor and Assignee to consummate the transactions contemplated by this Agreement and the Assignment are subject to the satisfaction of each of the following conditions as of the Closing Date:

          (i) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by any Governmental Entity necessary to effect the transactions contemplated by this Agreement and the Assignment shall have occurred, been filed or been obtained;

          (ii) there shall not be pending any suit, action, judgment, injunction, order, decree or other proceeding of any court, arbitrator or Governmental Entity in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Assignment; and

          (iii) the joint venturers in the Joint Venture shall have entered into an agreement with respect to post-closing tax matters.


         (b) The obligation of Assignor to consummate the transactions contemplated by this Agreement and the Assignment is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

          (i) the representations and warranties of Assignee contained in this Agreement shall be true on and as of the date of this Agreement and shall be true on and as of the Closing Date in all material respects as though such representations and warranties are made as of the Closing Date, and Assignee shall have performed and complied in all material regards with each and every covenant and agreement required to be performed on or before the Closing Date, and Assignee shall have delivered to Assignor a certificate from an officer of Assignee dated the Closing Date to the foregoing effect;


          (ii) Assignee shall have delivered to Assignor a certificate of the Secretary or Assistant Secretary of Assignee dated the Closing Date certifying as to its certificate of incorporation, its bylaws, the incumbency of officers signing documents in connection with this Agreement and the Assignment and attached resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Assignment and the consummation by Assignee of the transactions contemplated hereby and thereby;

          (iii) Assignee shall have delivered to Assignor a copy of Assignee's certificate of incorporation certified by the Secretary of State of the State of Kansas;

          (iv) Assignee shall have delivered to Assignor a good standing certificate.;

          (v) Assignee shall have delivered to Assignor the Assignment, duly executed by Assignor;

          (vi) Assignor shall have received duly executed and delivered releases of Conestoga and 360(degree) in form and substance satisfactory to Assignor; and

          (vii) Assignee shall have delivered such other terms as Assignor may reasonably request.

         (c) The obligation of Assignee to consummate the transactions contemplated by this Agreement and the Assignment is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

          (i) the Board of Directors of Assignee shall have ratified, approved and adopted the execution and delivery by Assignee of this Agreement and the Assignment and the consummation by Assignee of the transactions contemplated hereby and thereby;

          (ii) the representations and warranties of Assignor contained in this Agreement shall be true on and as of the date of this Agreement and shall be true on and as of the Closing Date in all material respects as though such representations and warranties are made as of the Closing Date, and Assignor shall have performed and complied in all material regards with each and every covenant and agreement required to be performed on or before the Closing Date, and Assignor shall have delivered to Assignee a certificate from an officer of the general partner of Assignor dated the Closing Date to the foregoing effect;

          (iii) Assignor shall have delivered to Assignee a certificate of the Secretary or Assistant Secretary of the general partner of Assignor dated the Closing Date certifying as to Assignor's limited partnership agreement; Assignor's certificate of limited partnership, the incumbency of officers signing documents in connection with this Agreement and the Assignment and attached resolutions of such general partner's Board of Directors authorizing the execution and delivery of this Agreement and the Assignment and the consummation by Assignor of the transactions contemplated hereby and thereby;

          (iv) Assignor shall have delivered to Assignee a copy of Assignor's certificate of limited partnership certified by the Secretary of State of the Commonwealth of Pennsylvania;

          (v) Assignor shall have delivered to Assignee a good standing certificate;

          (vi) Assignor shall have delivered to Assignee the Assignment, duly executed by Assignor;

          (vii) Assignor shall have delivered such other items as Assignee may reasonably request.

         11. Joint Venture Agreement.


         Notwithstanding anything to the contrary in the Joint Venture Agreement, Assignee shall release Assignor in accordance with and to the extent provided in the Assignment.

         12. Right of First Refusal.

         (a) Assignor individually and on behalf of the Venture as a general partner therein, their respective successors, assigns and affiliates hereby waives the requirement to give notice and its rights of first refusal regarding the Conestoga Purchase pursuant to Section 7.2 of the Joint Venture Agreement.

         (b) If between the date hereof and the Closing Date, Assignor is provided with an opportunity to exercise a right of first refusal under Section
7.2 of the Joint Venture Agreement not involving the transactions contemplated by this Agreement and the Assignment, Assignor shall promptly inform Assignee of such opportunity and, in good faith, work with Assignee to enter into a mutually agreeable understanding with Assignee so that Assignor shall follow the direction of Assignee in determining whether or not to exercise Assignor's right of first refusal or grant any required consent. In the event Assignee desires that Assignor exercise such right of first refusal, then in such case, Assignee shall first be required to enter into financial and other arrangements satisfactory to Assignor in its sole discretion with respect thereto.

         13. Governing Law; Jurisdiction; Forum.

         The parties hereto agree that all of the provisions of this Agreement and the Assignment and any questions concerning the interpretation and enforcement hereof and thereof shall be governed by the laws of the Commonwealth of Pennsylvania without regard to any applicable principles of conflicts of law.

         14. Assignment.

         Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Assignor without the prior written consent of Assignee, or by Assignee without the prior written consent of Assignor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         15. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed as of the date first above written.


D & E HOLDINGS, L.P.                        TELESPECTRUM, INC.
By:  D & E MARKETING CORP.,
     as general partner



By: /s/ Thomas E. Morell                     By: /s/ Edward G. Owen
    ---------------------------------            -------------------------------
    Name: Thomas E. Morell                       Name: Edward G. Owen
    Title: Chairman of the Board                 Title: Vice President
           and Treasurer                                Corporate Planning
                                                        & Development

                                                                       EXHIBIT A

                                                       ASSIGNMENT AND ASSUMPTION

         This Assignment and Assumption is made this 4th day of September, 1997 by and between D&E HOLDINGS, L.P., a Pennsylvania limited partnership ("Assignor"), TELESPECTRUM, INC., a Kansas corporation ("Assignee"); and 360(degree) COMMUNICATIONS COMPANY, a Delaware corporation ("360(degree)").

         For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor hereby conveys, transfers and assigns to Assignee all of its right, title and interest in and to Assignor's fifty percent (50%) Joint Venture interest (the "Interest") in Lancaster Area Cellular Enterprises, a joint venture operating as a general partnership under the law of the Commonwealth of Pennsylvania, (the "Joint Venture"), pursuant to that Joint Venture Agreement (the "Joint Venture Agreement") dated October 12, 1984 by and among Assignor, The Conestoga Telephone and Telegraph Company, and Assignee, as successor in interest to 360(degree), which itself was a successor in interest to Enterprise Telephone Company, including, without limitation, all right, title and interest to the profits, losses, distributions and Assignor's capital account established under the Joint Venture Agreement to the extent such profits, losses, distributions and account relate to the Interest.

         As a condition precedent to Assignor's transfer of the Interest to Assignee, Assignee and 360(degree), Assignee's parent corporation, each individually and as former and/or current partners and/or joint venturers in the Joint Venture and/or and the limited partnership (the "Susquehanna Partnership") created by that certain Agreement Establishing Susquehanna Cellular Communications Limited Partnership dated as of February 17, 1986, as amended (the "Susquehanna Partnership Agreement"), their respective successors, assigns and affiliates, each hereby releases and forever discharges Assignor, its successors, assigns, affiliates and all directors, officers, employees, agents, shareholders and partners of the foregoing (collectively, the "Released Parties") of and from all rights, duties, liabilities, costs, expenses, claims, demands and obligations of any nature whatsoever ("Claims"): (a) pursuant to the Joint Venture Agreement, (b) as a joint venturer in the Joint Venture, (c) as holder of any Interest in the Joint Venture or its status as a managing joint venturer in the Joint Venture, (d) pursuant to the Susquehanna Partnership Agreement or as a holder of any interest, directly or indirectly, in the Susquehanna Partnership or (e) related to Assignor's or any of its Released Parties' ownership of, investment in or any other business or commercial activity with respect to personal communications services prior to the date of this Assignment and Assumption ("PCS Activities"), arising from all manner of actions, causes of action, suits, debts and sums of money, dues, claims and demands whatsoever, in law or in equity, which Assignee or 360 (degree) ever had or now has or may in the future have against any Released Party by reason of the foregoing; provided that such release and discharge shall not apply to any breach by the Released Parties of the Joint Venture Agreement that results in a material adverse effect on the value of the Interest (provided; however that such materiality standard shall not be applicable to Claims arising out of fraud or willful misconduct of any of the Released Parties) or that certain Assignment and

Assumption Agreement between Assignor and Assignee dated of even date herewith, in any case, occurring prior to the date hereof, and provided further that such release and discharge shall not apply to terminate the survival of Assignor's representations and warranties under the terms of such Assignment and Assumption Agreement; and provided further that such release shall not apply to any liability related to the Internal Revenue Service audit of the Susquehanna Partnership. This Assignment and Assumption may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.


                               (REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.)

         IN WITNESS WHEREOF, Assignor, Assignee and 360(degree) have each caused this Assignment and Assumption to be signed as of the date first above written.

                              D&E HOLDINGS, L.P.

                              By:  D&E Marketing Corp., as general partner

                              By: /s/ Thomas E. Morell
                                  -----------------------------------
                                  Name: Thomas E. Morell
                                  Title: Chairman of the Board and Treasurer

                              TELESPECTRUM, INC.

                              By: /s/ Edward G. Owen
                                  -----------------------------------
                                  Name: Edward G. Owen
                                  Title: Vice President
                                         Corporate Planning
                                         & Development


                              360(degree) COMMUNICATIONS COMPANY

                              By: /s/ Edward G. Owen
                                  -----------------------------------
                                  Name: Edward G. Owen
                                  Title: Vice President
                                         Corporate Planning
                                         & Development



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